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                                                                    EXHIBIT 10.8

                                   PLUM CREEK
                    DIRECTOR UNIT OWNERSHIP AND DEFERRAL PLAN


1. Purpose. The purpose of this Director Unit Ownership and Deferral Plan ("Plan") is to encourage directors of PC Advisory Corp. I, the general partner of PC Advisory Partners I, L.P., which serves as the general partner of Plum Creek Management Company, L.P., a Delaware limited partnership ("General Partner") which serves as the general partner of Plum Creek Timber Company, L.P. ("Company"), to have an ongoing ownership interest in the Company by providing to such directors opportunities to use director compensation to acquire depositary units representing limited partner interests in the Company ("Units") on a current or deferred basis.

2. Participants. The participants ("Participants") under this Plan are the directors of PC Advisory Corp. I who are not employees of the Company or the General Partner.

3. Administration. This Plan will be administered by a committee ("Committee") which shall be comprised of not fewer than two (2) persons as the board of PC Advisory Corp. I (the "Board") may from time to time designate. The Committee shall interpret this Plan and make all determinations necessary or advisable for administration of the Plan. Any such action by the Committee shall be final and conclusive on all persons having any interest in such action. Any determination of the Committee under this Plan may be made by a majority of the Committee members. The Committee may delegate such authority to the Vice President, General Counsel and Secretary of the General Partner as it deems necessary or appropriate to administer the Plan.

4. Terms and Conditions of Conversion Rights. Each Participant shall have until December 15 each year to elect to receive Unit Conversion Rights ("Conversion Rights"), as calculated herein, in lieu of cash for his or her director retainer fees ("Retainer Fees") and director meeting fees ("Meeting Fees") payable during the subsequent calendar year ("Plan Year"). The election shall be made on a form prescribed by the Committee and shall be revocable only upon six months written notice to the Committee, except that Participants electing to defer the receipt of Units under the Plan, as described below, may not revoke their election to participate in the Plan during a Plan Year. On the date each payment of a Retainer Fee or a Meeting Fee would otherwise be



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paid (a "Fee Event"), a Participant's Conversion Rights shall represent the right to receive a number of Units calculated by dividing the amount of the Participant's Retainer Fee or Meeting Fee by the Unit Average Price, rounded down to the nearest whole Unit. The Unit Average Price is the average price, excluding commissions, of Units purchased by a broker designated by the Committee (the "Designated Broker") with respect to all Conversion Rights for such Fee Event. Purchases of Units by the Designated Broker to satisfy Conversion Rights, upon which Unit Average Price will be calculated, will be made following the General Partner's transmission of funds to the Designated Broker as a result of the Fee Event.

         4.1 Cash in Lieu of Fractional Units. Funds representing the difference between the total amount of the Retainer Fee or Meeting Fee and the total actual cost of the Units received ("Cash in Lieu of Fractional Units") shall be deposited into an account with the Designated Broker and applied at the time of subsequent deposits of Cash in Lieu of Fractional Units to purchase additional Units.

5. Deferral Option. A Participant may elect for each Plan Year, concurrently with his or her election to receive Unit Conversion
Rights, to defer receipt of Units under the Plan (the "Deferral
Option") until the conclusion of such Participant's service as a director of PC Advisory Corp. I.

         5.1 Shadow Unit Account. The Company shall establish a ledger account ("Shadow Unit Account") for each Participant electing to defer receipt of Units for the purpose of reflecting the Company's obligation to deliver the deferred Units as provided in Section 5.4.

         5.2 Conversion of Unit Conversion Rights to Shadow Units. A Participant's Conversion Rights arising from a Fee Event shall be converted into Shadow Units to be credited to the Participant's Shadow Unit Account as follows:

         As to Retainer Fees, on the date such Retainer would otherwise be paid, and in a number of Shadow Units equal to

                  (A)    the amount of the Retainer Fee, divided by


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                  (B)    the closing reported sales price, regular way, per Unit
                  on the New York Stock Exchange on the date the Retainer Fee would otherwise be paid;

         As to Meeting Fees, on the date a Meeting Fee would otherwise be paid, and in a number of Shadow Units equal to

                  (A)    the amount of the Meeting Fee, divided by

                  (B) the closing reported sales price, regular way, per Unit on the New York Stock Exchange on the date the Meeting Fee would otherwise be paid.

         5.3 Shadow Units Credited for Subsequent Partnership Distributions. On the Distribution Date of any Partnership Distribution, Shadow Units shall be credited to a Participant's Shadow Unit Account in an amount equal to

                  (A) the product of the Shadow Units credited to the Participant's Shadow Unit Account as of the Record Date for such Distribution and the amount of the Partnership Distribution determined on a per Unit basis, divided by

                  (B) the closing reported sales price, regular way, per Unit on the New York Stock Exchange on the Distribution Date.

For purposes of this section 5.3 and section 5.2 above, if the appropriate day for determining closing reported sales price is a day that Units are not traded, the closing reported price shall be determined as of the first succeeding day that Units are traded.

         5.4 Delivery of Units. Whole Units will be delivered in settlement of the Shadow Units credited to a Participant's Shadow Unit Account, along with cash equal to the value of any fraction of a Unit credited to such Shadow Unit Account, prior to the expiration of 60 (sixty) days following the last day of such Participant's service as a director of PC Advisory Corp. I.

         5.5 Funding of Deferral Option to Plan. Although the Company may cause Units subject to be transferred pursuant to the terms of the Deferral Option to be held under a grantor trust

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agreement, the Plan's Deferral Option is unfunded. A Trust, which shall be intended to be a "grantor trust" within the meaning of section 671 of the Code, may be used to assist the Company in meeting its obligations under the Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, the Board (or any of its members), or the Committee (or any of its members) and any Participant, any beneficiary, or any other person. Although the Company may establish an accounting reserve with respect to the future distribution of Units under the Plan, no reserve or set aside amounts shall imply any rights of any Participant therein. Any reserve or set aside shall be fully subject to the claims of the Company's creditors to the same extent as the general assets of the Company. Nothing contained in this Plan shall be construed to give any Participant an ownership interest in, or the right to receive distributions from the Partnership with respect to, any Shadow Units credited to the Participant's Shadow Unit Account or any Units subject to a transfer related to such Shadow Units until such Units have been transferred to the Participant pursuant to the terms of the Plan.

6. Legal and Other Requirements. The obligation to deliver Units under this Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not limited to, the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Committee, covering the Units acquired pursuant to Conversion Rights. A Participant shall have no rights as a holder of Units with respect to any Units covered by Conversion Rights or Shadow Units until the date of delivery of a certificate to the Participant for such Units. Units issued hereunder may be legended as the Committee shall deem appropriate to reflect the restrictions imposed under this Plan or by securities laws generally.

7. Indemnification of Committee. The Company shall indemnify each member of the Committee (which, for purposes of this Section 7, includes any employee of the Company or a related company to whom the Committee has delegated any responsibility in the administration of the Plan) against any and all claims, losses, damages, expenses, including counsel fees incurred by the

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Committee, and any liability, including any amounts paid in settlement with the
Company's approval, arising from the member's or the Committee's determination, action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such member. The right of indemnity described in the preceding sentence shall be conditioned upon
(i) the timely receipt of notice by the Company of any claim asserted against the Committee member, which notice, in the event of a lawsuit, shall be given within ten (10) days after receipt by the Committee member, and (ii) the timely receipt by the Company of an offer from the Committee member of an opportunity to participate in the settlement or defense of such claim.

8. Amendment and Termination of Plan. The Plan may be terminated with respect to any or all Participants at any time by the Board and may be amended by the Board from time to time in any respect.

9. Intentions. This Plan is intended to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and any provision which would prevent compliance with Rule 16b-3 shall be deemed invalid to the extent permitted by law and deemed necessary by the Committee.

10. Taxes. The Committee may, at its sole discretion, determine to withhold, or instruct the Trustee to withhold, a number of Units otherwise to be distributed under the Plan, the market value of which on the date of such distribution is determined by the Committee to be sufficient to satisfy any federal, state, local and other withholding tax requirements under applicable law.

11. Washington Law to Govern. This Plan shall be governed by and construed in accordance with the laws of the State of Washington.





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12.      Effective Date of Plan.  This Plan shall become effective upon the approval of the Board.




         PLUM CREEK MANAGEMENT COMPANY, L.P.

            /s/ James A. Kraft                             January 21, 1996
         -------------------------------------         -------------------------
               James A. Kraft                          Date
               Vice President, General Counsel
                    and Secretary


































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